Exhibit (a)(31)

                                                       July 24, 1997

          Mr. Victor H. Krulak
          3045 Rosecrans
          San Diego, CA  92110

          Dear Mr. Krulak:

                    This letter will serve to confirm our agreement regarding Circon Corporation ("Circon").

                    1. You will serve as a member of a slate of directors ("Nominee") to be proposed by United States Surgical Corporation ("USSC") for election to the Board of Directors of Circon at Circon's 1997 Annual Meeting of Shareholders, or other meeting of shareholders held in lieu thereof.

                    2. As consideration for your agreeing to serve as a Nominee, USSC is transferring to you, free and clear of all liens and claims, shares of Circon common stock (the "Stock") with a Market Value (defined below) of $100,000. "Market Value" shall be determined by calculating the average closing price of Circon common stock over the 5 trading days ending on the date of this letter agreement. Unlegended certificates representing the Stock will be delivered to you promptly following your execution and return of this letter. The Circon Stock shall be unrestricted and freely tradeable.

                    3. USSC also agrees to indemnify and hold you harmless from and against any and all losses, claims, damages, liabilities and expenses (collectively, "Losses") relating to or arising out of or based upon your being a Nominee or a "participant in a solicitation" (as defined in the Rules and Regulations under the Securities Exchange Act of 1934, as amended); provided however, that USSC will not be responsible for indemnifying you (i) for any Losses that are determined by final judgment of a court of competent jurisdiction to result from your bad faith or willful misconduct or which results due to any inaccuracy in the information provided by you to USSC, or (ii) for the payment in settlement of any claim made without the written consent of the undersigned (which consent shall not be unreasonably withheld); provided that USSC shall have the right to control the defense of any claim using counsel of its choice and, provided further, that you shall have the right to participate in the defense of any such claim with counsel of your choice.

                    USSC agrees to advance on a current basis your expenses (including counsel fees) to the fullest extent permitted by Section 145(e) of the Delaware General Corporation Law, as amended from time to time, upon receipt from you of the statutory undertaking, which need not be secured or guaranteed. The agreements contained in this paragraph 3 shall terminate and have no effect with respect to your acts or omissions occurring after your election as a director of Circon, but will survive with respect to claims, whenever asserted, based on circumstances occurring before said election.

                    4.  USSC will reimburse you promptly upon
          request for all expenses incurred by you in connection with this agreement, including travel expenses and counsel fees (including fees in connection with advice, negotiations, or enforcement with respect to the terms of this agreement and any indemnification and directors' liability insurance of Circon), but not including any expenses (except as expressly provided in paragraph 3 and this paragraph 4) incurred by you after your election as a director of Circon.

                    5. If you are elected to the Circon board of directors and you are not provided by Circon within 10 days with indemnification on substantially the same terms as are reflected in the form of indemnification agreement included as Exhibit 4 to Circon's Schedule 14-9 dated August 14, 1996 (the "Indemnification Agreement"), USSC will, at your request, enter into an agreement with you in substantially the form of the Indemnification Agreement contained substantially the terms contained in the Indemnification Agreement.

                    In agreeing to indemnify you as described above, USSC expressly acknowledges that, as a director of Circon and as a nominee for election to the Circon Board of Directors, you will exercise your independent judgment and act in accordance with your fiduciary duties as a director of Circon, and will not be required to reflect the views of USSC. Following your election to the Circon Board, you will have no obligation of any kind to USSC, except in your capacity as a shareholder of Circon, and only to the extent of duties owed to all Circon shareholders, generally.

                    6.  This agreement and the terms hereof are
          subject, and shall be governed by and construed in accordance with, the laws of the State of Delaware.

                    If you understand and agree to the terms of this letter, please sign and return a copy of this letter to me and complete the enclosed questionnaire and the nominee consent.

                    Thank you for your assistance in this matter.

                                        Very truly yours,

                                        Thomas R. Bremer
                                        Senior Vice President and
                                          General Counsel

          ACCEPTED:

          ----------------------
          Victor H. Krulak


          Date:
               -----------------




                               NOMINEE CONSENT


                                              July 24, 1997

          Circon Corporation
          6500 Hollister Avenue
          Santa Barbara, California  93117

          Attention:  Corporation Secretary

          Gentlemen:

               You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by United States Surgical Corporation to Circon Corporation of its intention to nominate the undersigned and certain other persons as directors of Circon Corporation and to conduct certain other matters at the Circon Corporation 1997 Annual Meeting of Shareholders or other meeting of shareholders held in lieu thereof (the "Annual Meeting"), (ii) being named as a nominee in a proxy statement soliciting proxies for the undersigned's election as a director of Circon Corporation at the Annual Meeting, and (iii) serving as a director of Circon Corporation if elected at the Annual Meeting.

                                        Very truly yours,

                                        --------------------------
                                        Victor H. Krulak